Exhibit 10.3

Starbucks Coffee Company P. O. Box 34110 Seattle WA 98124-1110 Martin Coles chief operating officer
February 21, 2008
Mr. Clifford Burrows
[Address]
[Address]
Dear Cliff:
Thank you for your contributions to the Company’s success and congratulations on your promotion to president, Starbucks Coffee U.S. reporting to me at Starbucks Coffee Company. I value your passion for the organization and look forward to you beginning your new role on or around March 10, 2008.
Here are the specifics of your offer:
You will be paid bi-weekly at a base salary that annualizes to $595,000 (USD).
Annual Bonus
You will become eligible to participate in the Executive Management Bonus Plan (EMBP) beginning the effective date of your promotion. Your new incentive target is 65% of your eligible base salary. For the first five months of this fiscal year, you will continue to participate in the General Management Incentive Plan (GMIP) at an incentive target of 40% of your eligible base salary. Your bonus will be based on the achievement of company, business unit and individual goals. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.
For the current fiscal year, you will have:

# of Months	Target %	Plan	Primary Measure
5	40	GMIP	Profit Contribution — EMEA
7	65	EMBP	Profit Contribution — U.S.
Stock Options
You will be granted stock options to purchase shares of Starbucks common stock with an economic value of $250,000 (USD) under the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan, subject to approval by the Compensation and Management Development Committee of the Board of Directors. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of grant. The grant date of your options will be after you assume your new position and otherwise effective in accordance with the Company’s option grant policy. The options will be non-qualified and will vest in equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment.
As a senior executive the company’s executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five years. A copy of the guidelines will be provided to you as part of your immersion.
Insider Trading
As an executive access to sensitive business and financial information about the Company, you will be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you and you will be required to sign a certificate indicating that you have read and understood the policy.
Management Deferred Compensation Plan
You may be eligible to participate in the Management Deferred Compensation Plan (MDCP) if you are on our U.S. payroll and meet the eligibility criteria. The MDCP provides eligible partners with the opportunity to save on a tax-deferred basis. If you are eligible, you will receive general information and enrollment materials at your home address as soon as administratively possible after your start date on U.S. payroll. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. You may also obtain more information about the MDCP on the Savings link at http://LifeAt.sbux.com.
Executive Life Insurance
As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life coverage equal to 3 times your annualized base pay, paid for by Starbucks. You may purchase up to an additional 2 times your annualized base pay (for a total of 5 times pay) to a maximum life insurance benefit of $2,000,000.
Executive Physical Exam
You are eligible to participate in Starbucks executive physical program. Information about the program and our program provider wiIl be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please contact Kelley Hardin at 206-318-7756.
Relocation Benefits
This letter summarizes the terms of your relocation to Starbucks Coffee Company located in the United States. Starbucks wants your more to Seattle, WA to be a positive one. To assist you, we have partnered with Altair Global Relocation to provide you with relocation services. You will be assigned a counselor to be your central point of contact to address issues and questions you many have regarding your relocation.
Starbucks will activate your relocation services upon acceptance of our offer. A consultant will contact you to begin the process within 24 hours of receiving the relocation authorization from Starbucks. If you have any questions in the interim, please contact either your Altair consultant at 925-945-1001 or 800-

934-5400 or contact your Starbucks Partner Resources generalist, Bob Ravener at 206-318-5780. The following relocation benefits are available to you. Please refer to the enclosed Relocation Policy for further detail and important information on each benefit.
•	Miscellaneous expense payment of $15,000 less payroll taxes

•	Moving your household goods by a Starbucks preferred van line and storage to a maximum time limit of 60 days if renter, 90 days if homeowner

•	Temporary housing in your destination city, to a maximum time limit of 60 days if renter, 90 days if homeowner

•	New area orientation tour in your destination area and Rental Finding Assistance

•	Home finding trips for a maximum of seven (7) in total, to include meals, lodging, airfare and car rental

•	Final Move expenses associated with relocating you and your spouse, partner, dependents and pets to your destination area

•	Home Marketing Assistance, which includes reimbursement of usual and customary closing costs if homeowner

•	New Home Purchase Closing Costs if homeowner.
No relocation expenses should be charged to a Starbucks Corporate Credit Card, nor should they be submitted to Starbucks Accounts Payable via Gelco. If you have any questions regarding your relocation expenses, please reach out to your relocation consultant. All relocation benefits must be utilized within one year of offer acceptance date.
The federal gross-up rate for your relocation is 33% plus mandatory FICA, Medicare, and any applicable state/local taxes (subject to change in accordance with Federal guidelines). Please refer to the enclosed Policy Summaries for information on each benefit’s eligibility for gross-up.
Please Note: Should you voluntarily terminate your reemployment with Starbucks Coffee Company during the first year, you will be responsible for reimbursing Starbucks for a pro-rata share of all relocation expenses incurred by Starbucks on your behalf.
Immigration Assistance
Starbucks will apply any required work permits. on your behalf and will reimburse you for cost associated with obtaining passports, work and residence permits. The relocation terms below are conditioned upon your receiving the appropriate work authorization and residence permits in the U.S.
Taxes
Starbucks will retain the services of a third party independent tax consultant to assist you with your tax return preparation obligations for the year of your relocation. Tax returns may be required for U.K. as well as for U.S. In addition, the tax consultants will handle any inquiries from the taxing authorities relating to the relocation.
You are responsible for providing the tax consultants with all information and records relating to your compensation, investments, and relocation in a timely manner. Starbucks will not reimburse for any fees incurred by you in utilizing the services of an unauthorized tax preparer.
You are responsible for the payment in full of any taxes owed to the U.K. or U.S. tax authorities.

Coffee Hedging
As an officer of the Company, a member of the Coffee Management Group, or a partner involved in coffee procurement and trading on behalf of the Company, you are prohibited from trading in coffee commodity futures for your own account. If you have further questions, please contact your Partner Resources generalist.
Additional Information
Attached to this letter is Your Special Blend, an overview of Starbucks benefits, savings and stock programs. If you have questions regarding these programs or eligibility, please call Dave Hill at 206-318-7162. Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at any time without notice.
As a condition of being promoted and in consideration for the increase in your base compensation, you are asked sign a Non-Competition Agreement. Enclosed are two copies. Please review and sign both copies of the Non-Competition Agreement and this letter, and return one copy of each document to Chet Kuchinad.
This offer supersedes your terms and conditions of employment both as an employee of Starbucks UK and under the letter of understanding dated September 6, 2005 concerning your assignment to work in the Netherlands as president, EMEA. Accordingly, your employment with Starbucks Corporation is ‘at will,’ meaning that either you or your employer can end the employment relationship at any time, for any reason not prohibited by law.
On behalf of the entire team, I am excited to have you join us in the U.S. in this key position at a very exciting time in our history. If you have any questions, please call me at 206-318-7175.

Warm regards,

/s/ Martin Coles Martin Coles
chief operating officer

cc:	partner file Stock Administration (S-HR3) Chet Kuchinad

Enc.	Non-Competition Agreement
I accept employment with Starbucks Corporation, and its wholly owned subsidiaries, according to the terms set forth above.

/s/ Clifford Burrows Clifford Burrows	28th February 2008 Date